Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and “Independent Registered Public Accounting Firm” and to the use of our report dated June 22, 2009, with respect to the balance sheet of Two Harbors Investment Corp., in the Registration Statement (Form S-4) and related prospectus for the registration of its common stock to be issued in the merger with Capitol Acquisition Corp.

/s/    Ernst & Young LLP

Minneapolis, Minnesota

June 23, 2009